WINSTAR COMPLETES $300 MILLION FINANCING
                  AND OBTAINS $150 MILLION FACILITY COMMITMENT

                     WinStar's Plan Funded to the Year 2000


     NEW YORK - MARCH 18, 1997, WINSTAR COMMUNICATIONS, INC. (NASDAQ - WCII) today announced that it has raised $300 million in a 144A institutional private placement, and also obtained a $150 million facility commitment in 1999 for its capital needs beyond the next 24 to 30 months from affiliates of its underwriters, Credit Suisse First Boston and BT Securities, a unit of Bankers Trust. There was no equity associated with the offering or the $150 million facility. The proceeds of the offering and the facility, combined with the company's recent placement of $100 million in convertible preferred stock, brings WinStar's cash position to approximately $450 million and its total funds potentially available to $600 million.

     WinStar expects to spend up to $500 million on capital expenditures during the next three years as it continues to roll out its competitive local exchange carrier (CLEC) business. The company has opened sales offices in 12 cities so far and is currently installing Lucent 5ESS switches in Chicago, Los Angeles, Boston, and San Diego. The four new switches will go into operation this spring, when the company will also cover Newark, New Jersey with switched services from its New York switch, which went into operation last fall. By year end, WinStar plans to cover approximately 16 major markets with switched services. Over the next three years, the company plans to provide switched services in all thirty major markets in which it owns four or more 100 MHz channels of 38 GHz spectrum.

     WinStar sold the following notes, neither of which is convertible into equity of the company:

o $100 million of Senior Notes of the company due 2005, ranking pari passu with the company's existing senior discount notes, and bearing interest at 14.5%.

o $200 million of Guaranteed Senior Secured Notes due 2004 of the company's subsidiary, WinStar Equipment Corp., bearing interest at 12.5%

     Interest on the company's Senior Notes will accrue and compound semi-annually, but will not be payable in cash until April 2001. Interest on the Guaranteed Senior Secured Notes of WinStar Equipment Corp. will be payable semi-annually commencing September 1, 1997. The Guaranteed Secured Notes are unconditionally guaranteed by the company. The notes are expected to be registered under the The Securities Act of 1933 within six months.

     "We are delighted that Credit Suisse First Boston and BT Securities devised an innovative approach to financing our company during a difficult bond market," commented William J. Rouhana, Jr., Chairman and Chief Executive Officer, WinStar Communications. "The structure of this transaction saves our company considerable interest expense and provides us with the comfort of a financed business plan, so that we can focus on execution. We are especially pleased that we were able to raise this capital without diluting our shareholders."



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     WinStar  Communications,  Inc. is a national local  communications  company serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(TM) services using its licenses in the 38 GHz spectrum. The company also provides long distance and various information services and entertainment content.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-KSB for the period ended December 31, 1995 and the 10-Qs for the periods ended March 31, June 30, and September 30, 1996.

     Wireless Fiber is a service mark of WinStar Communications, Inc.


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